Global Energy Forms Joint Venture With Israeli Partner to Farm Castor Seeds for Castor Oil

Wednesday July 25, 9:00 am ET

Company Expects to Plant 10,000 Hectares in First Year

NEW YORK--(BUSINESS WIRE)--Global Energy (OTCBB:GEYI - News), an alternative energy innovator focusing on the processing of solid and energy waste into usable products, today announced that the company joined forces with an Israeli partner in the agricultural field to form a joint venture whose purpose is the production of crude castor oil to aid in the manufacture of bio-diesel fuels. The first project is to work with an Ethiopian entity to farm castor seeds for castor oil in Ethiopia. Details of the transaction are filed in a Form 8-K with the U.S. Securities and Exchange Commission.

Under the terms of a Memorandum of Understanding with Abaya Galana Agro Industries PLC of Ethiopia, the Ethiopian partner will invest and hold 40% of this joint venture, and is to utilize its strong construction business infrastructure and act in land preparation as well as being the interface with local authorities. By 2012 the joint venture plans to farm 100,000 hectares of castor in Ethiopia where the land is intended to be leased from the government for a term of 45 years.

The joint venture is intended to start by planting 10,000 hectares of castor trees for the first year.

At current market prices for castor oil of $750 - $900 US per ton the Company estimates sales of U.S. $13 million for the first year after planting and U.S. $140 million in year five. Preliminary seeding is expected to take place in the second quarter of 2008, with sales of the first crop occurring in the third quarter of 2008.

The company estimates the investment for the project to be approximately $10 million US for the first year. The company expects that 70% of the invested money will be by a loan from the Ethiopian Development Bank.

"Global intends to manifest its mission of turning energy into profit. We are most enthused at the prospects that lie ahead in Africa and in pursuing our objectives with AlphaKat globally," stated Asi Shalgi, CEO.

About Global Energy

Global Energy's mission is to commercialize innovative technologies which produce energy from waste and renewable sources, while contributing to a vision of a cleaner environment. Global Energy intends to use of the most efficient and environmentally friendly of all currently available alternative fuel technologies, each originally developed and patented by acclaimed scientists. Through its marketing and distribution agreement with AlphaKat, and the formation of AGEI, a joint venture with Global and AlphaKat, for its proprietary KDV technology, Global Energy plans to utilize left over refuse of other energy production methods to create usable energy.

For further information please visit www.global-nrg.biz/.

Forward Looking Statements.

Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, that: the Ethiopian partner will invest and hold 40% of this joint venture, and is to utilize its strong construction business infrastructure and act in land preparation as well as being the interface with local authorities; that by 2012 the joint venture plans to farm 100,000 hectares of castor in Ethiopia; that the land is intended to be leased from the government for a term of 45 years; that the joint venture intends to start with 10,000 hectares of castor trees for the first year; that at current market prices for castor oil of $750 - $900 US per ton we estimate sales of U.S. $13 million for the first year after harvest and U.S. $140 million in year five; that preliminary seeding is expected to take place in the second quarter of 2008, with sales of the first crop occurring in the third quarter of 2008; that we hope to generate revenue from castor in the first year; that we expect that 70% of the invested money will be by a loan from the Ethiopian Development Bank; and that we plan to utilize left over refuse of other energy production methods to create usable energy.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties and speculative nature associated with biofuels and alternative fuel sources; (ii) potential environmental liabilities, weather, mechanical failures, safety concerns, labour problems and financing problems; (iii) changes in economic conditions, adverse exchange rates and financial markets; (iv) the risk that we are not able to execute our business plan, such as entering agreements with strategic partners, leasing land, obtaining loans, etc; (v) the inability to retain key employees; (vi) changes in energy prices and the high cost of alternative fuels; (vii) Global Energy's inability to finance its operations or growth; (viii) the inability to obtain all necessary government, environmental and regulatory approvals; (ix) an increase in competition in the biofuel and alternative fuel market; (x) the possibility that our technology does not work as well as expected; and (xi) inability to access additional funds under the arranged convertible debenture which is subject to certain conditions to funding. Investors should consider all of these risks and should also refer to the risk factors disclosed on the SEC filings of other start up alternative energy companies.

Contact:

Global Energy

Irit Arbel, 718-701-5336

iritarbel@global-nrg.biz

Cynthia DeMonte, 917-273-1717

cynthiademonte@global-nrg.biz